                                                                   Exhibit 99(i)
                                                                   -------------


                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES


                                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================







Independent Auditor's Report                                            F-1


Consolidated Financial Statements:

   Balance Sheet                                                        F-2
   Statement of Operations                                              F-3
   Statement of Changes in Stockholders' Equity                        F-4-5
   Statement of Cash Flows                                              F-6
   Notes to Consolidated Financial Statements                        F-7 - F-18

INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders
Enviro-Clean of America, Inc.


We have audited the accompanying consolidated balance sheet of Enviro-Clean of America, Inc. & Subsidiaries as of December 31, 2000 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enviro-Clean of America, Inc. & Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.

/s/ GOLDSTEIN GOLUB KESSLER LLP
New York, New York
February 23, 2001

                 ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET

December 31, 2000
- ----------------------------------------------------------------------------------------------
ASSETS
Current Assets:
  Cash                                                                             $ 2,619,731
  Accounts receivable, net of allowance for doubtful accounts of $82,291               744,829
  Inventory                                                                            763,161
  Marketable securities-available for sale                                           1,395,000
  Prepaid expenses and other current assets                                             59,007
  Prepaid income taxes                                                               1,008,338

- ----------------------------------------------------------------------------------------------
      Total current assets                                                           6,590,066
Fixed Assets - less accumulated depreciation and amortization of  $875,454             226,951
Deferred Income Tax Asset, net of valuation allowance of  $114,000                    -
Equity investment                                                                      980,384
Goodwill                                                                             3,674,179
- ----------------------------------------------------------------------------------------------
      Total Assets                                                                 $11,471,580
==============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued expenses                                            $   930,511
  Notes payable - related parties                                                      775,000
  Current maturities of long-term debt                                                  32,416
- ----------------------------------------------------------------------------------------------
      Total current liabilities                                                      1,737,927
Long-term Liabilities:
  Notes payable - related parties - subordinated                                     1,474,522
  Notes payable - related parties                                                      333,334
  Long-term debt, less current maturities                                               54,937
- ----------------------------------------------------------------------------------------------
      Total liabilities                                                              3,600,720
- ----------------------------------------------------------------------------------------------

Commitments
Redeemable Preferred Stock - $.001 par value; authorized 5,000,000 shares;
 70,000 shares of convertible stock designated as Series E stock -
 $2.50 stated value; issued and outstanding 70,000 shares                              175,000
- ----------------------------------------------------------------------------------------------

Stockholders' Equity:
  Common stock - $.001 par value; authorized 20,000,000 shares,
    issued 7,271,752; outstanding 6,771,752 shares                                       7,273
  Less: Treasury stock-500,000 shares at cost                                       (1,000,000)
  Additional paid-in capital                                                        11,559,043
  Accumulated other comprehensive income                                             1,392,210
  Accumulated deficit                                                               (4,422,666)
  Common stock to be issued                                                            160,000
- ----------------------------------------------------------------------------------------------
      Stockholders' equity                                                           7,695,860
- ----------------------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity                                   $11,471,580
==============================================================================================

                                  See Notes to Consolidated Financial statements

                 ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31,                                           2000                 1999
- -------------------------------------------------------------------------------------------
Net sales                                                  $ 9,157,225         $  4,332,172

Cost of sales                                                5,500,451            2,242,527

- -------------------------------------------------------------------------------------------
Gross profit                                                 3,656,774            2,089,645
- -------------------------------------------------------------------------------------------

Operating expenses:
  Salaries                                                   2,248,871              948,793
  Professional fees                                            597,268              635,728
  Depreciation and amortization                                 72,908               64,157
  Amortization of goodwill                                     813,748              540,556
  Marketing                                                     24,061               68,477
  Rent                                                         427,607              193,758
  Interest                                                     674,908              492,216
  Other                                                      1,343,317              607,386

- -------------------------------------------------------------------------------------------
Total operating expenses                                     6,202,688            3,551,071
- -------------------------------------------------------------------------------------------

Operating loss                                              (2,545,914)          (1,461,426)

- -------------------------------------------------------------------------------------------
Other income                                                 6,861,517                 -
- -------------------------------------------------------------------------------------------

Income (loss) before income tax (benefit) expense            4,315,603           (1,461,426)

Income tax benefit                                                 -                (76,835)
- -------------------------------------------------------------------------------------------

Net income (loss) from continuing operations                 4,315,603           (1,384,591)
- -------------------------------------------------------------------------------------------

Income from operations of discontinued subsidiaries            247,629              253,466

Loss on disposal of subsidiaries                            (4,010,440)                 -
- -------------------------------------------------------------------------------------------

Net income (loss) from discontinued operations              (3,762,811)             253,466
- -------------------------------------------------------------------------------------------
Net income                                                     552,792           (1,131,125)
- -------------------------------------------------------------------------------------------
Preferred stock dividends                                     (123,296)            (192,462)

- -------------------------------------------------------------------------------------------
Net income (loss) attributable to common stockholders      $   429,496         $ (1,323,587)
===========================================================================================

Income (loss) per common share continuing operations       $      0.71         $      (0.37)
===========================================================================================

Income (loss) per common share from discontinued           $     (0.64)        $       0.06
===========================================================================================

Income (loss) per common share - basic and diluted         $      0.07         $      (0.31)
===========================================================================================

Weighted-average number of common shares outstanding         5,878,750            4,271,764
===========================================================================================

                                  See Notes to Consolidated Financial Statements

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------

                                                      Preferred Stock             Common Stock                   Common
                                                     Number                    Number                 Treasury   Stock to
                                                   of Shares    Amount       of Shares     Amount       Stock   Be Issued
Balance at January 1, 1999                                                   3,690,000      3,690

  Issuance of common stock for cash
  at $2.50 per share                                                           386,000        386

  Issuance of warrants

  Issuance of preferred stock for cash
  at $100.00 per share                              25,590    $2,559,000

  Issuance of preferred stock in connection
   with acquisition                                820,000     4,100,000

  Net loss of Kandel for the three months
  ended December 31, 1998

  Distribution to stockholder

  Common stock issued in connection with
   acquisition of NISSCO/Sunline, Inc.                                         250,000        250

  Common stock issued in connection with
  acquisition of June Supply-San Antonio, Inc.                                 100,000        100

  Common stock issued in consideration of
   professional fees                                                            25,000         25

  Common stock to be issued at $2.50 per share                                                                  $1,875,000

  Common stock to be issued at $4.00 per share in
   connection with acquisition of Superior                                                                         200,000

  Preferred stock dividends

  Net loss

- -----------------------------------------------------------------------------------------------------------------------------
  Balance at December 31, 1999                     845,590    $6,659,000     4,451,000      $4,451      -0-     $2,075,000
=============================================================================================================================
Issuance of common stock for cash
at $4.00 per share                                                             245,000         245

Issuance of common stock in connection with
conversion of Series B preferred stock             (20,790)   (2,079,000)      426,195         426

Issuance of common stock in connection with
the conversion of subordinated notes payable                                   453,987         454

Issuance of common stock for cash
at $3.00 per share                                                             281,500         282

Issuance of common stock for cash
at $1.25 per share                                                             416,600         417


                                                       Additional         Accumulated
                                                         Paid-in      other comprehensive     Accumulated    Stockholders'
                                                         Capital             income             Deficit         Equity
Balance at January 1, 1999                               879,325                               (734,351)       148,664

  Issuance of common stock for cash
  at $2.50 per share                                     964,614                                               965,000

  Issuance of warrants                                   678,672                                               678,672

  Issuance of preferred stock for cash
  at $100.00 per share                                                                                       2,559,000

  Issuance of preferred stock in connection
   with acquisition                                                                                          4,100,000

  Net loss of Kandel for the three months
  ended December 31, 1998
                                                                                                (27,170)       (27,170)
  Distribution to stockholder                                                                (2,767,054)    (2,767,054)

  Common stock issued in connection with
   acquisition of NISSCO/Sunline, Inc.                   624,750                                               625,000

  Common stock issued in connection with
  acquisition of June Supply-San Antonio, Inc.           499,900                                               500,000

  Common stock issued in consideration of
   professional fees                                     124,975                                               125,000

  Common stock to be issued at $2.50 per share                                                               1,875,000

  Common stock to be issued at $4.00 per share in
   connection with acquisition of Superior                                                                     200,000

  Preferred stock dividends                                                                    (192,462)      (192,462)

  Net loss                                                                                   (1,131,125)    (1,131,125)

- -----------------------------------------------------------------------------------------------------------------------------
  Balance at December 31, 1999                        $3,772,236              -0-           $(4,852,162)   $ 7,658,525
=============================================================================================================================
Issuance of common stock for cash
at $4.00 per share                                       979,755                                               980,000

Issuance of common stock in connection with
conversion of Series B preferred stock                 2,130,549                                                51,975

Issuance of common stock in connection with
the conversion of subordinated notes payable           1,171,200                                             1,171,654

Issuance of common stock for cash
at $3.00 per share                                       844,218                                               844,500

Issuance of common stock for cash
at $1.25 per share                                       520,333                                               520,750

                                  See Notes to Consolidated Financial Statements

                  ENVIR0-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

=============================================================================================================================
                                                      Preferred Stock              Common Stock                      Common
                                                   Number                        Number                 Treasury     Stock to
                                                 of Shares        Amount       of Shares     Amount       Stock     Be Issued
Common stock issued in connection with
acquisition of Nissco/Sunline, Inc.                                              750,000        750                (1,875,000)

Common stock issued in connection with
acquistion of June Supply-San Antonio, Inc                                       227,870        228

Common stock issued in connection with
acquisition of Superior Chemical & Supply, Inc                                    10,000         10                   (40,000)

Common stock issued to employees in
consideration of services                                                          9,600         10

Common stock options issued in
consideration of professional fees

Treasury stock purchased at $2.00 per share                                                           (1,000,000)

Redemption of Series A preferred stock            (500,000)   (2,500,000)

Redemption of Series B preferred stock              (4,800)     (480,000)

Redemption of Series D preferred stock            (320,000)   (1,600,000)

Preferred stock dividends

Unrealized market gain-securities

Net income
- -----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2000                           -0-   $       -0-       7,271,752   $  7,273  $(1,000,000) $   160,000
=============================================================================================================================

=============================================================================================================================
                                                    Additional         Accumulated
                                                     Paid-in       other comprehensive        Accumulated      Stockholders'
                                                     Capital              income                 Deficit           Equity
Common stock issued in connection with
acquisition of Nissco/Sunline, Inc.                  1,874,250

Common stock issued in connection with
acquistion of June Supply-San Antonio, Inc                (228)

Common stock issued in connection with
acquisition of Superior Chemical & Supply, Inc          39,900

Common stock issued to employees in
consideration of services                               47,990                                                     48,000

Common stock options issued in
consideration of professional fees                     178,750                                                    178,750

Treasury stock purchased at $2.00 per share                                                                    (1,000,000)

Redemption of Series A preferred stock                                                                         (2,500,000)

Redemption of Series B preferred stock                                                                           (480,000)

Redemption of Series D preferred stock                                                                         (1,600,000)

Preferred stock dividends                                                                       (123,296)        (123,296)

Unrealized market gain-securities                                     1,392,210                                 1,392,210

Net income                                                                                       552,792          552,792
- --------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2000                      $ 11,559,043     $  1,392,210              $(4,422,666)     $  7,695,860
==========================================================================================================================

                See Notes to Consolidated Financial Statement.

                                    ENVIRO-CLEAN OF AMERICA, INC & SUBSIDIARIES

                                           CONSOLIDATED STATEMENT OF CASH FLOWS

=====================================================================================================================

Year ended December 31,                                                                     2000              1999
- ----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net Income (loss)                                                                   $   552,792        $  (1,131,125)
- ----------------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income or (loss) to net cash used in operating activities:
  Depreciation and amortization                                                           114,827               69,157
  Amortization of goodwill                                                                813,748              540,556
  Non-cash interest expense                                                               185,160              139,797
  Shares issued for services                                                                    -              125,000
  Stock options issued for services                                                       178,750                    -
  Shares issued as employee compensation                                                   48,000                    -
  Increase in allowance for doubtful accounts                                              60,909              107,343
  Gain on sale of investment                                                          ($6,747,000)                   -
  Loss on sale of subsidiaries                                                          4,010,440                    -
  Loss on equity investment                                                                94,826                    -
  Changes in assets and liabilities net of effects of dispositions:
  (Increase) decrease in accounts receivable                                             (119,883)             315,719
  (Increase) decrease in prepaid expenses and other current assets                         (1,905)              36,707
  Increase in prepaid income taxes                                                     (1,002,918)              (5,420)
  Decrease in inventory                                                                    31,163               22,608
  Increase (decrease) in accounts payable and accrued expenses                            312,829             (318,831)
- ----------------------------------------------------------------------------------------------------------------------
          Total Adjustments                                                            (2,021,054)           1,032,636
- ----------------------------------------------------------------------------------------------------------------------

          Net cash used in operating activities                                        (1,468,262)             (98,489)
- ----------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Acquisition of subsidiaries                                                            (362,200)          (2,173,028)
  Equity investments                                                                   (1,075,000)                   -
  (Increase) decrease in notes receivable                                                 835,992             (807,672)
  Purchase of property and equipment - net                                                (47,630)             (43,599)
  Net proceeds on sale of investment                                                    6,750,000                    -
  Net proceeds on sale of subsidiaries                                                  1,500,000                    -
- ----------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) investing activities                           7,601,162           (3,024,299)
- ----------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net proceeds from issuance of common stock                                            2,397,225              965,000
  Proceeds from issuance of preferred stock                                                     -            2,559,000
  Repayment of notes payable - related parties and other                               (1,951,696)          (1,192,932)
  Proceeds from notes payable - related parties- subordinated                                   -            3,000,000
  Preferred stock redeemed                                                             (4,580,000)                   -
  Purchase of treasury stock                                                           (1,000,000)                   -
  Dividends paid                                                                         (212,176)            (102,270)
  Distribution                                                                                  -             (294,224)
  Repayment of line of credit                                                                   -              (98,918)

- ----------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) financing activities                          (5,346,647)           4,835,656
- ----------------------------------------------------------------------------------------------------------------------

Net increase in cash                                                                      786,253            1,712,868
Cash at beginning of year                                                               1,833,478              120,610
- ----------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                                  $  2,619,731        $   1,833,478
======================================================================================================================
Supplemental disclosures of cash flow information:

  Cash paid during the year for:
Interest                                                                             $    769,457        $       3,190
======================================================================================================================
Income taxes                                                                         $  1,031,193        $     297,067
======================================================================================================================
Supplemental schedule of finance activities:

Conversion of subordinated debt-related parties                                      $    1,362,000      $           -
======================================================================================================================
Fixed asset financing obligations incurred                                           $       74,043      $           -
======================================================================================================================
                                                                        See Notes to Consolidated Financial Statements

                             ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

1.   PRINCIPAL BUSINESS      The accompanying consolidated financial
     ACTIVITY AND SUMMARY    statements include the accounts Of Enviro-Clean
     OF SIGNIFICANT          of America, Inc and it's Subsidiaries
     ACCOUNTING POLICIES:    (collectively the "Company"). All significant
                             intercompany balances and transactions have been eliminated in consolidation.

                             The principal business activity of the Company is manufacturing and the wholesale distribution of sanitary maintenance supplies and paper products.

                             The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

                             The Company recognizes revenue when products are shipped.

                             The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

                             Merchandise inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out and average cost methods.

                             Inventory is comprised of the following:

                                     Raw materials        $     32,900
                                     Work in process            59,200
                                     Finished goods            671,061
                                                               -------
                                                          $    763,161
                                                               -------

                             Property and equipment are recorded at cost.
                             Depreciation and amortization of property and equipment is provided for by the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of the economic life of the improvement or the lease term.

                             The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.

                             At each balance sheet date, the Company evaluates the period of amortization of intangible assets. The factors used in evaluating the period of amortization include: (i) current operating results, (ii) projected future operating results, and (iii) any other material factors that effect the continuity of the business.

                             Preferred stock dividends in arrears, which represent dividends declared, but unpaid at December 31, 2000, totals $1,313. Preferred stock dividends declared for the year ended December 31, 2000 totals $123,296. As of January 1, 2001, all dividends declared through December 31, 2000, have been paid in full.

                             The estimated fair values of the notes payable approximate their carrying amounts based on terms of the instruments and rates currently available to the Company for similar loans.

                             ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                             Basic net income per common share is based on the weighted-average number of shares outstanding during the period while diluted net income per common share considers the diluted effect of stock options and warrants reflected under the treasury stock method. Both basic net income per share and diluted net income per share are the same since the Company's outstanding warrants and common stock to be issued have not been included in the calculation because their effect would have been antidilutive.

                             Goodwill aggregating $3,674,179 at December 31, 2000, arising from business acquisitions accounted for under the purchase method is being amortized over 10 years using the straight-line method. Accumulated amortization amounted to $606,418 at December 31, 2000.

                             Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.


2.   ACQUISITIONS AND        On January 1, 1999, the Company and Kandel & Son,
     DISPOSITIONS:           Inc. ("Kandel"), a New York-based sanitary supply
                             distribution company agreed to merge. The Company paid $1,350,000 in cash and exchanged 500,000 shares of Series A Preferred Stock for all of the outstanding common stock of Kandel. Kandel's sole stockholder, Richard Kandel, received $684,404 of the $1,350,000 cash payment and the $665,596 remaining balance was used to pay the obligations of Kandel. This acquisition has been accounted for at historical cost in a manner similar to a pooling of interests since Mr. Kandel was the majority stockholder of the Company at the time of the acquisition. As such, the excess of cost over book value of net assets acquired of approximately
                             $3,377,000 was deemed a distribution to Richard
                             Kandel.

                             On January 1, 1999, the Company entered into an agreement to purchase all of the stock of NISSCO/Sunline, Inc.("NISSCO"), a Florida-based company engaged in group marketing of sanitary/janitorial supplies. The aggregate purchase price for this acquisition is $3,000,000, consisting of $500,000 in cash and 1,000,000 shares of the Company's common stock. The common stock will be issued to the seller in installments as defined in the agreement. This acquisition was treated as a purchase for accounting purposes, with the purchase price allocated based on fair value of assets acquired and liabilities assumed.

                             The excess of the fair value of the net assets acquired over the purchase price, aggregating $2,977,213 has been calculated as follows:

                             Purchase price                      $3,000,000
                             ----------------------------------------------
                             Cash                                $   17,259
                             Accounts receivable                    507,331
                             Property and equipment                  57,487
                             Other assets                             2,001
                             Accounts payable                      (419,670)
                             Loans payable                         (141,621)

                             ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                             -----------------------------------------------
                             Net assets acquired                      22,787
                             -----------------------------------------------
                               Excess of cost over fair value
                                of net assets acquired (goodwill) $2,977,213
                             ===============================================

                             The seller received 250,000 shares on January 15, 1999 and will receive 250,000 shares on January 15, 2000, and 500,000 shares on January 15, 2001. All shares have been valued at $2.50 per share, the fair market value of the Company's common stock on January 1, 1999. If on January 15, 2001, the Company's average bid price per share for the 10 days preceding January 15, 2001 is not at least $5.00 per share, the Company shall issue additional shares of common stock to the seller such that the aggregate value of the shares issued on January 15, 2001 shall be $2,500,000.

                             On August 1, 1999, the Company entered into an agreement to purchase all of the stock of Cleaning Ideas, Inc. & Subsidiary ("Cleaning Ideas"), a Texas-based manufacturer and distributor of cleaning supplies. The aggregate purchase price for this acquisition was $3,000,000, consisting of $500,000 in cash, $900,000 in promissory notes and 320,000 shares of Series D Preferred Stock for all of the outstanding stock of Cleaning Ideas. The estimated fair market value of the Company's common stock on the acquisition date was approximately $5.50 per share. Because of a lack of trading volume or tradability, a discount of approximately 8% was taken into account when valuing the stock issued relating to the acquisition. A lower discount was used for this acquisition than was used for the acquisition of Superior Chemical & Supply, Inc. ("Superior") consummated on the same date because of the higher value placed on the preferred stock as a result of the preferred stock dividends issued in this transaction. This acquisition was accounted for as a purchase. During March 2000, the Series D Preferred Stock was redeemed and all unpaid dividends accrued were paid in full.

                             The excess of the fair value of the net assets acquired over the purchase price, aggregating $2,770,990, has been calculated as follows:

                             Purchase price                       $3,000,000
                             -----------------------------------------------
                             Cash                                    238,190
                             Accounts receivable                     248,544
                             Inventory                               395,482
                             Property and equipment                   72,853
                             Other assets                             27,561
                             Accounts payable                       (353,620)
                             Loans payable                          (400,000)
                             -----------------------------------------------
                             Net assets acquired                     229,010
                             -----------------------------------------------
                               Excess of cost over fair value
                                of net assets acquired (goodwill) $2,770,990
                             ===============================================

                             The operations of Cleaning Ideas are included in the consolidated financial statements from August 1, 1999, the date of acquisition.

                             ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                             On August 1, 1999, the Company entered into an agreement to purchase all of the stock of Superior, a Kentucky-based distributor of cleaning supplies. The aggregate purchase price for the acquisition was $1,800,000, consisting of $400,000 in cash, $1,200,000 in promissory notes and 50,000 shares of the Company's common stock valued at $4.00 per share. The estimated fair market value of the Company's common stock on the acquisition date was approximately $5.50 per share. Because of the lack of trading volume or tradability, a discount of approximately 25% was taken into account when valuing common stock to be issued relating to the acquisition. The common stock will be issued to the seller in installments, as defined in the agreement. The acquisition was accounted for as a purchase.

                             The excess of the fair value of the net assets acquired over the purchase price, aggregating $1,509,607, has been calculated as follows:

                             Purchase price                       $1,800,000
                             -----------------------------------------------
                             Cash                                      8,098
                             Accounts receivable                     198,270
                             Inventory                               192,821
                             Property and equipment                   36,141
                             Accounts payable                       (127,488)
                             Loans payable                           (17,449)
                             -----------------------------------------------
                             Net assets acquired                     290,393
                             -----------------------------------------------
                               Excess of cost over fair value
                                of net assets acquired (goodwill) $1,509,607
                             ===============================================

                             The operations of Superior are included in the consolidated financial statements from August 1, 1999, the effective date of the acquisition.

                             The seller will receive 10,000 shares within 90 days of the end of each fiscal year ending December 31, provided Superior's target amount is met each year. The target amount is pretax earnings of Superior amounting to $250,000 per annum prorated for the period ended December 31, 1999, and increased by 5% for each year under the agreement. If the target amount is not met in any year, the number of shares to be delivered from escrow shall be equal to the product of 10,000 multiplied by a fraction, the numerator of which shall be the Superior's pretax earnings for such year and the denominator of which shall be the target amount for such year. In the event that Superior does not meet the target amount in any year, and Superior exceeds the target amount in the year, Superior may apply an amount equal to the extent by which the Superior's pretax earnings exceed the target amount for such year, to the prior year's target amount and cause a proportionate amount of the escrowed shares that were withheld the prior year to be released to the stockholders. In no event shall the aggregate number of shares issued in respect of any two-year period exceed 20,000.

                             Effective September 1, 1999 the Company entered into an agreement to purchase all of the stock of June Supply-San Antonio, Inc. & Subsidiary ("June"), a Texas-based janitorial and maintenance supply wholesale distributor. The aggregate purchase price for this acquisition is $3,939,951, consisting of $2,264,951 in cash, $1,175,000 in promissory notes, and 100,000 shares of the Company's common stock, valued at $5.00 per share. The estimated fair market value of the

                             ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                             Company's common stock on the last week of trading before the acquisition date was approximately $6.50 per share. Because of the lack of trading volume or tradability, a discount of approximately 23% was taken into account when valuing the common stock to be issued relating to the acquisition. This acquisition was accounted for as a purchase.

                             The excess of the fair value of the net assets acquired over the purchase price, aggregating $1,934,318, has been calculated as follows:

                             Purchase price                       $3,939,951
                             -----------------------------------------------
                             Cash                                    728,376
                             Accounts receivable                     837,396
                             Inventory                               998,627
                             Property and equipment                  123,942
                             Other assets                             14,548
                             Accounts payable                       (676,891)
                             Loans payable                           (20,365)
                             -----------------------------------------------
                             Net assets acquired                   2,005,633
                             -----------------------------------------------
                               Excess of cost over fair value
                                of net assets acquired (goodwill) $1,934,318
                             ===============================================

                             On December 28, 2000, the Company issued an additional 227,870 shares of its common stock to the sellers of June pursuant to the original purchase agreement.

                             The following pro forma information assumes that all acquisitions occurred on January 1, 1999:

                                             ENVIRO-CLEAN
                                         of America, Inc. and
                                             Subsidiaries

                             Net Sales                            $  10,811,676
                             --------------------------------------------------
                             Net Loss                                (1,427,621)
                             --------------------------------------------------
                             Loss per share                               (0.33)
                             --------------------------------------------------
                             Shares used in computing
                             earnings per common share -
                             Basic loss per share                     4,321,764
                             --------------------------------------------------

                             On August 15, 2000, the Company entered into an agreement to sell all of the net assets of Nissco/Sunline, Inc. ("Nissco"), it's Florida-based subsidiary engaged in group marketing of sanitary/janitorial supplies. The aggregate selling price of these assets was $100,000. Nissco has been dissolved as of December 28, 2000.

                             The loss on disposal of this subsidiary aggregating $1,956,328 has been calculated as follows:

                             Selling price                           $  100,000
                             --------------------------------------------------
                             Property and equipment                      33,447

                             Excess of cost over fair value of

                             ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                             assets originally acquired (goodwill)    2,022,881
                             --------------------------------------------------
                             Net assets upon disposal                 2,056,328
                             --------------------------------------------------
                             Net loss on disposal of subsidiary      $1,956,328
                             ==================================================

                             The operations of Nissco have been segregated from the consolidated income from continuing operations.

                             On November 30, 2000, the Company entered into an agreement to sell all of the assets of June Supply Corp. ("June"), it's Texas-based janitorial and maintenance supply wholesale distributor. The aggregate selling price of these assets was $1,400,000. June has been dissolved as of December 28, 2000.

                             The loss on disposal of this subsidiary aggregating $2,054,112 has been calculated as follows:

                             Selling price                           $1,400,000
                             --------------------------------------------------
                             Cash                                        66,159
                             Accounts receivable                        808,342
                             Inventory                                1,024,285
                             Property and equipment                     125,648
                             Accounts payable                          (403,220)
                             Loans payable                              (18,770)
                             --------------------------------------------------
                             Net assets sold                          1,602,444
                             Excess of cost over fair value of net
                             assets originally acquired (goodwill)    1,851,668
                             --------------------------------------------------
                             Net assets upon disposal                $3,454,112
                             --------------------------------------------------
                             Net loss on disposal of subsidiary      $2,054,112
                             ==================================================

                             The operations of June have been segregated from the consolidated income from continuing operations.

                             Sales of the disposed Subsidiaries through the date of disposal were $5,915,816 and $2,949,236 in 1999.

3.  FIXED ASSETS:            Fixed assets are comprised of the following:

                                                                                                  Estimated
                                                                                                 Useful Life
                             --------------------------------------------------------------------------------
                             Furniture, fixtures and equipment                 $  492,901         5 years
                             Leasehold improvements                               151,164         5 years
                             Transportation and delivery equipment                354,190         5 years
                             Computer hardware                                    104,150         3 years
                             --------------------------------------------------------------------------------
                                                                                1,102,405
                             Less accumulated depreciation and amortization       875,454
                             --------------------------------------------------------------------------------
                                                                               $  226,951
                             ================================================================================

                             ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

4. ACCOUNTS PAYABLE AND      The following are included in accounts payable and accrued expenses at December 31, 2000:
   ACCRUED EXPENSES:

                             Accounts payable                                                   $801,426
                             Interest                                                             75,081
                             Dividends an preferred stock                                          1,313
                             Other accrued expenses                                               52,691
                             --------------------------------------------------------------------------------
                                                                                                $930,511
                             ================================================================================

5.  COMMITMENTS AND          The Company leases office, warehouse, store space, other facilities and equipment
    CONTINGENCIES:           under noncancelable operating leases expiring through January 31, 2007.

                             Future minimum lease payments under these leases at December 31, 1999 are as follows:

                             Year ending December 31,

                                         2001                                                    376,500
                                         2002                                                    358,500
                                         2003                                                    347,700
                                         2004                                                    225,900
                                         2005                                                     67,200
                                      Thereafter                                                   3,000
                             --------------------------------------------------------------------------------
                                                                                              $1,378,800
                             ================================================================================

                             Certain leases contain escalation clauses relating to operating expenses and real estate taxes.

6.  INCOME TAXES:            The provision for income taxes differs from the amount computed using the federal statutory rate of 34% as a result of the following:

                             Year ended December 31,                                    2000         1999
                                                                                        ----         ----
                             Taxes at the federal statutory rate                     $ 146,000    $(385,000)
                             Taxes computed at a rate below the federal
                             statutory rate                                                  -       88,165
                             Utilization of net operating loss carryforward           (146,000)           -
                             Valuation allowance                                             -      220,000
                             --------------------------------------------------------------------------------
                                                                                     $       0    $( 76,835)
                             ================================================================================

                             The components of deferred income taxes resulting from the differences in the bases of assets and liabilities for income tax and financial reporting purposes, and other items are as follows:


                             ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES


                                                                                    Current
                                                                                  ------------
                             Allowance for doubtful accounts                       $  12,000
                             Net operating loss carryforwards                        102,000
                             Valuation allowance                                    (114,000)
                                                                                  ------------
                                                                                   $     -0-
                                                                                  ============

                             As of December 31, 2000, the Company had net operating loss carryforwards available to offset future taxable income of approximately $680,000 which will expire through
                             2019. Between December 1997 and December 1999, the Company completed offerings of securities. Under Section 382 of the Internal Revenue Code (the "Code"), these activities effect an ownership change and thus may severely limit, on an annual basis, the Company's ability to utilize its net operating loss carryforwards

7.  NOTES PAYABLE -          Notes payable - related parties consists of the following:
    RELATED PARTIES:
                             On June 1, 1999, the Company received $3,000,000 in exchange for 300 units. Each unit is comprised of a $10,000 face value note. The notes are due April 1, 2002 and pay interest in arrears quarterly on the face amount at a rate of 12.75% per annum. Issued along with each unit were warrants to purchase 2,400 shares of common stock (720,000 shares in aggregate) of the Company.

                             The warrants are exercisable at any time after November 27, 1999, through June 1, 2003 at an exercise price of $4.25 per share. The Company has discounted the carrying value of the notes by the fair value of the warrants on the date of issue. The discount is being amortized as additional interest over the term of the notes. As of June 30, 2000, a total of $1,362,000 of debt principal was converted into 453,987 common shares of the
                             Company and $39 cash in lieu of fractional shares.                                          $1,474,522

                             In August of 1999, a secured promissory note of $900,000 was issued pursuant to the acquisition of Cleaning Ideas. The note is payable over two years in eight equal quarterly installments of $112,500 plus interest at 8-3/4% per annum, secured by the
                             assets of Cleaning Ideas.                                                                      375,000

                             In August of 1999, a promissory note of $1,200,000 was issued pursuant to the acquisition of Superior. The note is payable over 3 years in 12 equal quarterly installments of $100,000 plus interest at 8% per annum, secured by the accounts
                             receivable and inventory of Superior.                                                          733,334

                             Notes payable-other                                                                             87,353
                             -------------------------------------------------------------------------------------------------------
                                                                                                                          2,670,209
                             Less current maturities                                                                        807,416
                             -------------------------------------------------------------------------------------------------------
                                                                                                                         $1,862,793
                             =======================================================================================================

                             During the year ended December 31, 2000, all interest expense, $674,908, was from related parties debt.

                             ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

8.  STOCKHOLDERS' EQUITY:    In January 1999, the Company issued 70,000 shares
                             of common stock for an aggregate price of $175,000.

                             In March 1999, the Company issued 100,000 shares of common stock for an aggregate price of $250,000.

                             In April 1999, the Company issued 50,000 shares of common stock for an aggregate price of $125,000.

                             In May 1999, the Company issued 100,000 shares of common stock for an aggregate price of $250,000.

                             In June 1999, the Company issued 50,000 shares of common stock for an aggregate price of $125,000.

                             In July 1999, the Company issued 16,000 shares of common stock for an aggregate price of $40,000.

                             In July 1999, the Company issued 25,000 shares of common stock to Harrington, Ocko & Monk, LLP, outside counsel to the Company, at a price of $5.00 per share in consideration for legal services rendered.

                             In January 2000, the Company began a new private placement of a maximum of 137,500 Units at $8.00 per unit, each consisting of two shares of common stock and one common stock purchase warrant. The warrants have an exercise price of $4.25 and are exercisable for a three year period which began upon issuance. On February 29, 2000, the Company sold an aggregate of 122,500 units to approximately 18 accredited investors for aggregate proceeds to the Company of $980,000. The Company closed the private placement on February 29, 2000.

                             In May 2000, the Company issued 9,600 shares of common stock to its employees at a price of $5.00 in consideration for work performed.

                             In June 2000, the Company began a program to convert it's subordinated notes payable. Under the program, the notes could be converted into common shares. As of June 30, 2000, a total of $1,362,000 of debt was converted into 453,987 common shares and $39 cash in lieu of fractional shares.

                             In June 2000, the Company issued 281,500 shares of common stock for an aggregate price of $844,500.

                             In October 2000, the Company began a new private placement of a minimum of 320,000 and a maximum of 2,000,000 shares of common stock at $1.25 per share. The Company closed the private placement during February 2001. The stock is restricted securities as defined under Rule 144 promulgated by the Commission under the Securities Act (Rule 144). Accordingly, purchasers of the common stock may only resell or otherwise transfer the common stock, or any dividend thereon, pursuant to an effective registration statement, or an exemption from registration, including a sale in compliance with Rule 144 which, among other restrictions, imposes a holding period of at least one year before public

                             ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                             resales of securities may be made. On November 27, 2000, the Company sold an aggregate of 416,600 shares to approximately 14 accredited investors for aggregate proceeds to the Company of $520,750. The Company will use the proceeds from this offering for working capital purposes.

                             Effective August 15, 2000, Thomas Haines, head of Nissco/Sunline, Inc., then a wholly owned Subsidiary, retired. At that time the Company redeemed 500,000 shares of his stock in the Company for a total of $1,000,000.

 9.  PREFERRED STOCK:        Effective on September 30, 1999, the Company
                             entered into an agreement with Richard Kandel, Chairman, Chief Executive Officer and Treasurer of the Company, pursuant to which Mr. Kandel, as sole holder of the Series A Stock, consented to the amendment of the Certificate of Designation for the Series A Stock to remove the ability of the holder of the Series A Stock to put the Series A Stock to the Company at any date after January 15, 2001 and to increase the conversion price of the Series A
                             Stock from $2.50 to $5.00. On April 1, 2000, with
                             Board approval, all of the outstanding shares of the Series A Preferred Stock, were redeemed for a total of $2,500,000 plus unpaid accrued dividends of $25,000.

                             On March 16, 2000, the Company redeemed all of its outstanding shares of Series D Preferred Stock for a total of $1,600,000 plus unpaid accrued dividends of $29,071.

                             In October 1999, The Company authorized the issuance of up to 80,000 shares of Series B Cumulative Convertible Preferred Stock (the Series B Stock). The Series B Stock has a stated value of $100 and bears a dividend at a rate of 10% per annum. The Series B Stock is convertible into common stock at a conversion price of $5.00.

                             The Company sold an aggregate of 255.9 units, each unit consisting of 100 shares of Series B Stock and 1000 common stock purchase warrants exercisable at $5.00, to approximately 60 accredited investors for an aggregate amount of $2,559,000. The Company closed the private placement as of December 31, 1999.

                             During March 2000, the Company began a program to convert all of its Series B Preferred Stock. Under the program, the stockholders could either convert their shares plus accrued dividends into common shares or redeem them for cash. On April 1, 2000, a total of $480,000 was redeemed for cash and the balance of $2,079,000 was converted into 426,195 common shares.

10.  RELATED PARTY           On June 29, 1999, the Company and Messrs. Kandel,
     TRANSACTIONs:           Davis and Etra have invested in b2bstores.com, Inc.
                             ("b2b"), a California-based company which designs
                             Internet-based electronic commerce programs. b2b has assisted the Company to develop the Company's eCommerce website. Mr. Kandel, the Chairman and Chief Executive Officer of the Company, serves as Chairman of the Board of b2b.

                             The Company's initial investment of $6,000 in b2b, represented approximately 55% of the outstanding common stock of b2b. Subsequently, others have

                             ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                             invested in b2b lowering the Company's direct interest to approximately 49% of the outstanding common stock at December 31, 1999. Richard Kandel, the Company's principal stockholder owns additional shares of b2b, such that he has effective control of both companies. The Company has accounted for its direct investment in b2b on the equity method of accounting. Shares of stock sold to outsiders have been recorded as a capital contribution to the Company.

                             During the year ended December 31, 1999, the board of directors of the Company authorized a loan to b2b not to exceed $1,000,000, accruing interest at a rate of 8% per annum, due January 31, 2000. B2b had an IPO during February 2000 and immediately repaid all amounts due including all interest accrued to the Company. At December 31, 2000 there are no amounts owed to the Company by b2b.

                             On February 15, 2000, b2b completed an initial public offering which diluted the percentage of the Company's holdings in b2b to 24.9%.

                             In March 2000, the Company sold 1,000,000 shares of b2b, representing one-half of the Company's investment, in a private transaction, netting $6,750,000 in proceeds to the Company, and reducing the percentage of the Company's holdings in b2b to 12.5%.

                             On July 28, 2000, the Company has invested in Equip2move.com, Inc ("Equip2move"), a New York-based company which hosts auctions on the Internet. Mr. Kandel, the chairman and chief executive officer of the Company, serves on the board of directors of Equip2move.

                             The Company's investment of $1,075,000 represents 30% of the outstanding common stock of Equip2move and 100% of outstanding shares of Series A Convertible Preferred Stock. The preferred stock is convertible into common stock at the rate of 1 to1. Each preferred share has a warrant attached to purchase one share of common stock at $1.00 per share. As part of the stockholders agreement, the Company has committed to additional financing, if required, of up to $1,250,000 by February 1, 2001. Although the Company did not forward the $1,250,000 as requested, they are currently in discussions with Equip2move regarding the raising of additional capital. The Company has accounted for its direct investment in Equip2move on the equity method of accounting.

11.  SUBSEQUENT EVENTS:      On March 13, 2000, the Company entered into a stock
                             Purchase Agreement (the "Agreement"), between the
                             Company and ZERO.NET, Inc., a Delaware corporation
                             ("ZERO"), in which the Company sold 1,000,000 shares of b2bstores.com, Inc. ("b2b") common stock to ZERO at $7.00 per share. The gross proceeds on the sale of the b2b stock were $7,000,000 less a brokerage commission of $250,000. On January 29,
                             2001, the Company received a letter from outside counsel of ZERO (the "Letter"), which stated that ZERO desired to

                             ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                             rescind the Agreement, claiming there was a material failure of consideration for the purchase of the b2b stock by ZERO. In response to the letter, the Company has denied any right of rescission by ZERO and has filed petition for declaratory judgement in State District Court of Bexar County, Texas. The Company has petitioned the Court for a declaration that the Agreement remains in effect and is binding on the parties and that the purported rescission of the Agreement by ZERO is ineffective and invalid. There has been no further contact between the Company and ZERO since the Company's original receipt of the Letter.